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Exhibit 11



                             MERCHANTS GROUP, INC.
                        Computation of Income Per Share
                     (in thousands, except per share data)

                                                 For the Three              For the Six
                                                 Months Ended               Months Ended
                                                   June 30,                   June 30,
                                              -----------------           ----------------
                                              1994         1995           1994        1995
                                              ----         ----           ----        ----
 Net loss for computing earnings
         per common share -
         without dilution and
         fully diluted                      $ (771)      $(3,916)        $ (746)     $(2,805)
                                            ======       =======         ======      =======
 Weighted average number of common
         shares outstanding - without
         dilution                            3,157         3,158          3,157        3,158
 Addition from assumed exercise as of
         the beginning of the period, of
         common stock options outstanding
         as of the end of the period,
         reduced by the number of shares
         assumed to have been repurchased
         by the company with the proceeds
         from exercise, at the average
         market value per share during
         the period                             20            23             20           20
                                            ------       -------         ------      -------
         Weighted average number of common
                 share and common share
                 equivalents outstanding     3,177         3,181          3,177        3,178

 Addition from assumed exercise as
         of the beginning of the period, of
         common stock options outstanding as
         of the end of the period, reduced
         by the number of shares assumed to
         have been repurchased by the
         company with the proceeds from
         exercise at the market value per
         share as of the end of the period       2             5              2            8
                                            ------       -------         ------      -------

 Weighted average number of common
         shares and common share
         equivalents outstanding, primary
         and fully diluted                   3,179         3,186          3,179        3,186
                                            ======       =======         ======      =======

 Primary and fully diluted loss
         per share                           $(.24)       $(1.23)         $(.23)       $(.88)
                                            ======       =======         ======      =======
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